UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2006

Commission File Number: 333-72392

FRANCHISE CAPITAL CORPORATION (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	98-0353403 (IRS Employer Identification No.)
43180 Business Park Drive, Suite 202 Temecula, CA 92590 (Address of principal executive offices)
(951) 587-9100 (Registrant’s telephone number)

ITEM 2.01 ACQUISITION OR DISPOSITION OF ASSETS

On August 4, 2006, the Board of Directors of Franchise Capital Corporation approved the disposition of assets through a Purchase Agreement (the “Purchase Agreement”) with The Great American Food Chain.  The Purchase Agreement was consummated on August 11, 2006.  The property disposed was Franchise Capital’s 90% interest in Kokopelli Franchise Company, LLC, an Arizona Limited Liability Company.

Pursuant to the terms of the Purchase Agreement, The Great American Food Chain will assume from Franchise Capital its Note payable to Azteca Wrap Foods, LLC and deliver up to 720,629 shares of The Great American Food Chain’s restricted common stock to Franchise Capital's shareholders of record as of August 31, 2006.  Franchise Capital shareholders will receive one “1” share of The Great American Food Chain for every one hundred “100” shares held of Franchise Capital.  The Great American Food Chain will issue and mail certificates within sixty days of record date. A copy of the Purchase Agreement is filed as Exhibit 10.1 to this report.

Item 8.01 OTHER EVENTS

The Company has entered into a Letter of Intent (the “LOI”) with Javelin Advisory Group, Inc. (“Javelin”). As per the LOI, Javelin will provide several services for the Company including the preparation of financial statements of Franchise Capital and all necessary SEC filings to bring Franchise Capital current with its filings requirements, organize and oversee a shareholder meeting to withdraw Franchise Capital’s BDC status, and commit to a minimum capitalization target for any merger that would be in line with Nasdaq small-cap requirements.  A copy of the Letter of Intent is filed as Exhibit 2.1 to this report.

The Company’s corporate address has changed to 43180 Business Park Dr. Suite 202, Temecula, CA 92590.  The Company’s phone number has changed to (951) 587-9100.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description
10.1	Purchase Agreement between Franchise Capital Corporation and Great American Food Chain.

2.1	Letter of Intent with Javelin Advisory Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned here unto duly authorized.

Date:  August 16, 2006

Franchise Capital Corporation By: /s/ Edward C. Heisler Edward C. Heisler, Chairman & CEO